EXHIBIT 99.3

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: Randy A. Ramlo, President/CEO or

Dianne M. Lyons, Vice President/CFO, 319-399-5700

Board declares regular dividend on common stock

CEDAR RAPIDS, IOWA – November 24, 2008 – The board of directors of United Fire & Casualty Company (NASDAQ: UFCS) at its meeting on Friday, November 21, declared a regular quarterly dividend on the common stock of $0.15 per share. This dividend will be payable on January 2, 2009, to stockholders of record December 15, 2008.

About United Fire & Casualty Company

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. The company markets its products principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the 16th consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For the third consecutive year, our subsidiary, United Life Insurance Company has been named to the Ward’s 50 Life & Health Insurance Companies. In March 2007 and 2008, United Fire & Casualty Company was named to Audit Integrity’s Top 100 list of companies who demonstrate high corporate integrity. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.